AMENDMENT #1 TO P ARTICIPATlON AGREEMENT

     THIS AMENDMENT #1 is entered into on April 24,2009, to be effective on May 1,2009, to that certain Participation Agreement dated November 28, 2007, among PRINCIPAL LIFE INSURANCE

COMPANY, VAN ECK WORLDWIDE INSURANCE TRUST, VAN ECK SECURITIES CORPORATION, and VANECK ASSOCIATES CORPORATION.

     WllEREAS. the parties 10 the Participation Agreement wish to amend and rest3te Schedule A and add a new Schedule B;

     NOW, TIIEREFORE. in consideration of their mutual promises, the undersigned parties agrec as follows:

1.	Schedule A to the Participation Agreement shall be amended and restated as shown on the attached Schedule A, which is included herein by reference.
2.	A new Schedule B to the Participation Agreement shall be added to the Participation Agreement as shown on the attached Schedule Bt which is included herein by reference.
3.	Except as expressly modified hereby, all other tenns and conditions of the Participation Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year fIrSt above written.

VANECK WORLDWIDE INSURANCE TRUST

BY.))-~ N~: 5;;;;; Title: VI

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SCIIEDULEA

Principal Life Insurance Compey Variable Life Sepante Actouot

Principal Life Insurance Company Separate Account B

SCHEDULEB

Worldwide Hard Assets Fund - Initial Class

Worldwide Hard Assets FUlld -Class S